EXHIBIT 99.4.1

Morgan Stanley Smith Barney LLC

2000 Westchester Avenue

Purchase, New York 10577

July 17, 2018

Morgan Stanley Portfolios, Series 23

c/o The Bank of New York Mellon, as Trustee

BNY Atlantic Terminal

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:                                  Morgan Stanley Portfolios, Series 23

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-225429 for the above captioned trust.  We hereby consent to the use in the Registration Statement of the references to Morgan Stanley Smith Barney LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

MORGAN STANLEY SMITH BARNEY LLC

By /s/ MICHAEL B. WEINER
Executive Director